Ex. 99.28(h)(1)(xxiii)

Amendment to

Amended and Restated Administration Agreement

Between JNL Series Trust and

Jackson National Asset Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company (the “Administrator”), and JNL Series Trust, a Massachusetts business trust (the “Trust”).

Whereas, the Trust and the Administrator (the “Parties”) entered into an Amended and Restated Administration Agreement effective as of July 1, 2013, as amended (the “Agreement”), whereby the Administrator agreed to provide certain administrative services to several separate series of shares (each a “Fund”) of the Trust, as listed on Schedule A of the Agreement.

Whereas, the Board of Trustees of the Trust has approved, and the Parties have agreed to amend Section 2.1.7 and Section 2.2.3 of the Agreement.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Section 2.1.7 of the Agreement is hereby deleted and replaced, in its entirety, with the following:

“2.1.7 Legal and Accounting Fees. All charges for routine, day-to-day services and expenses of the Fund’s legal counsel and independent auditors excluding, however, the charges for services and expenses of independent legal counsel to the Trustees who are not “interested persons” (as such term is defined under Section 2(a)(19) of the 1940 Act) of the Funds (the “Disinterested Trustees”) and further excluding any charges for services and expenses of the Fund’s legal counsel and independent auditors in connection with nonrecurring and extraordinary expenses of the type described in Section 2.2.4 herein. In addition, all audit and tax return related charges and expenses, except as set forth in Section 2.2.3 herein;”

2)	Section 2.2.3 of the Agreement is hereby deleted and replaced, in its entirety, with the following:

“2.2.3 Taxes. All taxes or governmental fees (including stamp or other transfer taxes) or accounting related services payable by or with respect to a Fund to federal, state or other governmental agencies, domestic or foreign, or to a professional tax services firm in a foreign market; provided that such services are not attributable to a Fund’s conversion from a Regulated Investment Company to a Partnership;”

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of February 28, 2020.

JNL Series Trust		Jackson National Asset Management, LLC

By:	/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
Name:	Kristen K. Leeman	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO